EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
December 16, 2010	For more information contact:
First South Bancorp, Inc.	Tom Vann (CEO) (252-940-4916) or
Bill Wall (CFO) (252-940-5017)
Website: www.firstsouthnc.com

First South Bancorp, Inc. Estimates a Preliminary Operating Loss for the Quarter Ending December 31, 2010 and Suspends Quarterly Dividend Payment

Washington, North Carolina - First South Bancorp, Inc.  (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), today announced that it anticipates a preliminary operating loss in the fourth quarter of 2010.  Additionally, the Company announced that it would suspend its quarterly dividend payment.

The Company plans to release its fourth quarter operating results in mid-January. At this time, management estimates a preliminary after tax operating loss of approximately $6.5 million for the quarter ending December 31, 2010.  Tom Vann, President and CEO, commented that, “We have conducted an intensive evaluation of the credit quality of the Bank’s loan portfolio and are boosting our loan loss reserves by a significant amount.  In light of the continued economic uncertainty, we recognize the financial stress some of our borrowers are facing.  We feel it is prudent and wise to take a pro-active stance with regards to credit risk management and provision accordingly, so that we can get these problems behind us and move forward in a more positive manner."

"We are moving aggressively from a position of financial strength to deal with our credit quality. Subsequent to these necessary provision charges, our capital levels will remain in excess of the regulatory requirements to be well capitalized.  This will allow the Company to move ahead in a substantive way, and hopefully expected retained earnings over the coming years will recover much of the capital expended by taking these charges," added Mr. Vann.

Regarding suspending the dividend, Mr. Vann said, "The decision to suspend the dividend was a difficult one.  While we understand how important dividends are to our shareholders, the Board believes this is the prudent course of action at this time.  The Board considers it more prudent to suspend dividend payments at this point and maintain capital in the Bank."

Mr. Vann continued, "The Board believes the payment of dividends in conjunction with the estimated net operating loss is a questionable use of capital.  The Board will continue to review the status of future dividend payments, which will depend upon the Company’s financial condition, earnings, equity structure, capital needs, economic conditions and regulatory requirements.”

First South Bancorp, Inc. may be accessed on its website at www.firstsouthnc.com.  The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services, including a leasing company. Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 28 full service branch offices and one loan production office located throughout central, eastern, northeastern and southeastern North Carolina.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

(NASDAQ: FSBK)